Exhibit 99.1
FOR IMMEDIATE RELEASE
Video Display Corporation Reports Six Month Results
Atlanta, GA — October 15, 2009 — Video Display Corporation (NASDAQ: VIDE), a leading supplier of unique display systems for demanding applications, today reported revenues and net earnings for the first six months of fiscal 2010 ended August 31, 2009 slightly ahead of previous guidance. Revenues for the six-month period ended August 31, 2009 decreased $2.45 million or 17.2% versus the six-month period ended August 31, 2008. Net income was $0.2 million, or $.02 per fully diluted share, for the period compared to $1.13 million, or $.12 per fully diluted share, for the six months ended August 31, 2008. The Company had previously estimated break even results for the first half for fiscal 2010.
Revenues decreased $2.15 million or 11.3% in the 2nd quarter of fiscal 2010, versus the 2nd quarter of fiscal 2009, to $16.84 million. Net income was $.026 million, or $.00 per fully diluted share, for the three months ended August 31, 2009 compared to $0.55 million, or $.06 per fully diluted share, for the three months ended August 31, 2008.
Company CEO, Ron Ordway, stated, “Results for the second fiscal quarter and first half were inline to slightly ahead of previously budgeted expectations. Based upon the Company exceeding expectations for the first six months of fiscal 2010, I believe that full year results guidance should be at the high end of $0.12 to $0.18 previously given. We will review full year expectations based upon the third quarter 2010 results and amend the fiscal 2010 guidance to reflect these new inputs if required at that time.”
Video Display Corporation designs, develops and manufactures unique solutions for display requirements for military, medical and industrial use with emphasis on high end training and simulation applications. Its product offerings include ruggedized CRT and AMLCD displays as well as complete projection systems utilizing VDC’s Marquee(TM) line of projectors. Video Display Corporation operates eight display design and manufacturing plants plus additional sales facilities throughout the United States and Europe.
This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, including items discussed in the Company’s Form 10-K for the year ended February 28, 2009, filed with the Securities and Exchange Commission. The Company undertakes no duty to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Video Display Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2009	2008	2009	2008
Net sales	$16,840	$18,988	$33,191	$38,214

Cost of goods sold	10,872	11,920	21,385	23,954

Gross profit	5,968	7,068	11,806	14,260

Operating expenses
Selling and delivery	1,740	1,846	3,523	3,787
General and administrative	3,938	4,180	7,882	8,360

	5,678	6,026	11,405	12,147

Operating profit	290	1,042	401	2,113

Other income (expense)
Interest expense	(303)	(282)	(503)	(568)
Other, net	32	48	333	160

	(271)	(234)	(170)	(408)

Income before income taxes	19	808	231	1,705
Income tax expense	(7)	255	53	572

Net income	$26	$553	178	$1,133

Basic earnings per share of common stock	$.00	$.06	$.02	$.12

Diluted earnings per share of common stock	$.00	$.06	$.02	$.12

Basic weighted average shares outstanding	8,372	9,374	8,482	9,421

Diluted weighted average shares outstanding	8,680	9,482	8,781	9,530

CONTACT: Video Display Corporation Ronald D. Ordway, 770/938-2080